Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is executed as of February 25, 2009 by and between American Tower Corporation, a Delaware corporation and its subsidiaries and affiliates (collectively the “Company”) and Steven J. Moskowitz (the “Employee”). The Company and the Employee shall collectively be referred to as the “Parties.”

Whereas, the Employee joined the Company as an employee in January 1998 and has held the position of President, U.S. Tower Division, since October 2003;

Whereas, the Employee and the Company have engaged in communications regarding succession planning at the Company, and the Employee has indicated his desire to transition to a different role and relationship with the Company, whereby he would cease to serve as President, U.S. Tower Division, but would continue to provide strategic advisory services to the Company;

Whereas, the Employee and the Company are parties to that certain letter agreement dated November 7, 2003 from James Taiclet, the Company’s Chief Executive Officer (the “Employment Letter”), which provides for certain benefits to the Employee;

Whereas, the Employee and the Company have agreed to terminate the Employment Letter and have agreed that the Employee’s continued service to the Company be subject to the terms and conditions set forth herein;

Whereas, the Company has agreed to provide the Employee with the benefits set forth herein as consideration for the services to be provided by the Employee hereunder and for Employee’s agreement to the terms and conditions contained herein, including with respect to the release, non-compete, non-solicitation and mutual non-disparagement clauses (collectively, the “Covenants”);

Whereas, the Employee acknowledges that, by the Employee’s free and voluntary act of signing this Agreement, the Employee agrees to the terms of this Agreement and intends to be legally bound thereby after the Agreement is signed by both parties and the revocation period as set forth herein has expired; and

Whereas, Employee and the Company have agreed to terms related to the Employee’s termination of employment, which are set forth herein.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Effective as of March 9, 2009, the Employee will cease to be the Executive Vice President of the Company and the President of the U.S. Tower Division. Employee will continue as an employee of the Company until April 3, 2009 (“Departure Date”) and will make himself reasonably available for the purpose of assisting in transitioning matters to his successor(s) in those positions and shall be paid until the Departure Date at the rate of $10,192.31 per week, representing his current base salary. Employee’s employment with the Company shall terminate as of 5:00 PM Boston time on the Departure Date. The Company shall reimburse the Employee for business expense incurred through the Departure Date in accordance with the Company’s applicable reimbursement policy.

2.	The Employee hereby resigns, effective as of the Departure Date, all positions, titles, duties and responsibilities with the Company, its subsidiaries and affiliates and agrees to execute all additional documents and take such further steps as may be reasonably required to effectuate such resignation. To the extent the Employee provides any services to the Company following the Departure Date, the Employee acknowledges that it will be in the capacity of a consultant.

3.	The Parties agree that, effective as of the date hereof, the Employment Letter be and hereby is terminated in its entirety. Further, the Parties agree and acknowledge that the benefits provided for in this Agreement replace and supersede in their entirety any and all benefits that may have been afforded the Employee under the Employment Letter. The Parties acknowledge that the Employee shall not be entitled to any benefits under the Company’s Severance Program.

4.	The Company shall pay the Employee at the same time as annual bonuses are paid to the Company’s other senior executives, but in no event later than the Departure Date, the amount of $489,300, which is equal to the sum of (i) the Employee’s 2008 bonus, as approved by the Compensation Committee of the Company’s Board of Directors, ($429,300) and (ii) the special bonus approved by the Compensation Committee of the Company’s Board of Directors in November 2008 ($60,000).

5.	The Company agrees to pay the Employee severance in an amount equal to $795,000, which represents18 months of the Employee’s monthly salary of $44,167. This amount, less applicable taxes and withholdings, will be paid in equal bi-weekly installments for an 18-month period beginning on the first payroll date following the Departure Date (“Severance Period”). In addition, the Company shall pay the Employee no later than the Departure Date, $81,000, which represents the Employee’s current target bonus for 2009 (60% of the Employee’s annual base salary), pro-rated based on the length of Employee’s employment with the Company for the period January 1, 2009 to the Departure Date. The amounts set forth in this paragraph 5 related to the Employee’s base salary and bonus are referred to in this Agreement as the “Severance Payment.” Any accrued but unused flex time shall be compensated for in the final paycheck. The Employee’s final paycheck, which covers the period through the Departure Date, and all severance payments will be mailed to the last address on record at the Company.

6.	This Agreement shall be administered and construed so as to minimize the risk of incurring any adverse tax consequences under Internal Revenue Code Section 409A and all regulations promulgated thereunder (collectively, “Section 409A”). Notwithstanding any other provision contained within this Agreement to the contrary, if Section 409A applies to payments hereunder, no payment pursuant to the first sentence of paragraph 5 will be made to the Employee during the period lasting six (6) months from the Departure Date (or such later date as may be treated as the date of the Employee’s separation from service for purposes of Section 409A) to the extent and at the point that the total payments pursuant to the first sentence of paragraph 5 would exceed the limit established under Section 409A ($490,000). If any such payments are delayed pursuant to the preceding provisions of this paragraph 6, such delayed payments will resume and be paid on or about the first regularly scheduled payroll date following the first business day following the expiration of the six (6) month period referred to within this paragraph 6. If required to avoid the imposition of any excise tax pursuant to Section 409A on any of the payments pursuant to the first sentence of paragraph 5 that exceed $490,000 because the Employee is deemed to have a separation of service for purposes of Section 409A that is later than the Departure Date, such payments will be delayed to the earliest date that they can be paid without subjecting them to such excise tax.

7.	The Company agrees to pay the Employee a gross-up for excise tax, and any federal and state income or other taxes on the gross-up payment (the “Gross Up”), so that the Employee is held harmless, on an after-tax basis, from the application of the excise tax in the event that he receives or is deemed to receive payments or benefits from the Company or an affiliate of the Company, including the Severance Payment and other payments or benefits, which constitute “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code (“Code”) and trigger excise taxes.

8.	The Employee shall be entitled to continuation of Company sponsored medical or dental health benefits in which the Employee is currently enrolled to the extent provided in Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”). For the period beginning on the Departure Date and ending on October 3. 2010, the Company shall pay any such COBRA premiums on behalf of Employee. The Employee acknowledges that the qualifying event date for purposes of COBRA is the Departure Date. The Employee will receive, under separate cover, information concerning the right to continue health and dental coverage after the Departure Date in accordance with COBRA.

9.	Except as otherwise set forth in this Agreement, the Employee shall be entitled to all rights under the Company’s benefits plans as they relate to employees following termination of employment, including with respect to submissions for reimbursements, in accordance with the terms of such benefits plans.

10.	The Employee acknowledges that the Employee is not entitled to receive the Severance Payment unless the Employee signs this Agreement. The Employee acknowledges that, except for the Severance Payment agreed to herein, he is not entitled to any payment in the nature of severance or termination pay from the Company. The Employee also acknowledges that other than the benefits described in this Agreement, the Employee is not entitled to any additional separation benefits.

11.	The Company shall indemnify and reimburse the Employee to the fullest extent permitted under the Company’s current Certificate of Incorporation and By-Laws and applicable law, in connection with any pending, threatened of future action, suit or proceeding against the Employee by reason of the fact that the Employee is or was a director, officer, employee or agent of the Company or any of its affiliates, including any act taken or omitted to be taken in connection with any of the foregoing positions (“Indemnification Rights”).

12.	Subject to the next sentence, all options to purchase stock of the Company and all restricted stock units previously granted to the Employee (collectively, the “Equity Awards”) shall be treated upon the termination of the Employee’s employment with the Company as provided in the agreements evidencing the Equity Awards and otherwise in accordance with their terms. Notwithstanding the foregoing, consistent with the terms as were in effect under the Employment Letter, the Employee shall have the right to exercise stock options issued to the Employee for a period equal to the lesser of three years following the Departure Date or the expiration of the options, and continued vesting of such options in accordance with the then existing vesting schedule during the same period, as and to the extent set forth on Schedule A attached hereto; provided that, it is expressly understood that the foregoing does not apply to any other form of equity grant as may have been awarded to the Employee. All such exercises of stock options must be made prior to the end of such three year period, i.e., April 3, 2012, and are otherwise subject to and are to be carried out in accordance with the terms and conditions of the agreements evidencing the grant of options to purchase stock of the Company. After such three year period, stock options that remain unexercised will expire without value.

13.	The Employee agrees from time to time to make himself reasonably available following the Departure Date to provide senior advisory services to the Company’s Chief Executive Officer or the Board of Directors on strategic matters. For such advisory services, the Employee will be paid a monthly fee of $44,167, payable in advance. For so long as he is providing advisory services to the Company under this paragraph 13, the Company will make available appropriate office and parking space to the Employee and will provide appropriate administrative services available to him. The Company will reimburse the Employee for all business expenses reasonably incurred by the Employee in connection with the services provided. Either the Company or the Employee may, upon thirty (30) days prior written notice, terminate this arrangement at any time and for any reason.

14.	Except for the rights created by this Agreement, the Employee hereby irrevocably releases, acquits, and forever discharges the Company and its representatives, parent and affiliate corporations (as the case may be), successors, affiliates, officers, directors, agents, assigns, attorneys, current and former employees, heirs and administrators, releasing them from any and all claims, rights, expenses, debts, demands, costs, contracts, liabilities, obligations, actions, and causes of action of every nature, known or unknown, whether in law or equity, which the Employee had, now has, or may have which are in any way connected with, or arise out of the Employee’s employment, compensation, and termination of employment with the Company, except for (i) claims for enforcement of this Agreement, (ii) the Indemnification Rights, (iii) claims under any directors and officers liability policy, and (iv) claims as a shareholder. The Employee specifically releases and discharges, by way of illustration but not by way of limitation, any obligation, claim, demand, or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, misrepresentation, promissory estoppel, interference with advantageous relations or economic expectancies, defamation, invasion of privacy, breach of implied covenant of good faith and fair dealing, workers’ compensation, intentional or negligent infliction of emotional distress or discrimination based on race, national origin, gender, religion, or handicap. The Employee also specifically releases and discharges any and all claims rights and/or remedies under the following: the National Labor Relations Act; Title VII of the Civil Rights Act; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Equal Employment Opportunity Act; the Fair Credit Reporting Act; the Immigration Reform Control Act; the Americans with Disabilities Act; the Rehabilitation Act; the Occupational Safety and Health Act; the Family and Medical Leave Act, to the extent allowed by law; the Equal Pay Act; the Uniformed Services Employment and Reemployment Rights Act; Worker Adjustment and Retraining Notification Act; Employee Polygraph Protection Act; the Sarbanes-Oxley Act of 2002; and any other federal, state or local statute, ordinance, regulation or common law which relates to Employee’s employment or termination of employment.

15.	The Employee represents and warrants that the Employee has not filed any complaints, charges, claims for relief, suits or other actions against the Company, its officers, directors, stockholders, agents, employees or former employees with any local, state or federal court or administrative agency which currently are outstanding, and that the Employee has no knowledge of such filings having been made on the Employee’s behalf.

16.	The Employee represents and warrants that the Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or portion thereof or interest therein.

17.	Employee affirms that Employee has been granted any leave to which the Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. The Employee further affirms that the Employee has no known workplace injuries or occupational diseases. The Employee further affirms that the Employee is not aware of any facts that would support an allegation that the Employee’s terms and conditions of employment have been adversely affected in retaliation for reporting allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.

18.	The Employee affirms that the Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s current written policies and the Employee’s agreement(s) with the Company and/or common law.

19.	Employee agrees that for a period of 12 months from the Departure Date, the Employee shall not knowingly, directly or indirectly, alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Employee to solicit, any employee of the Company to leave the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Employee to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation of any individual whose employment with the Company has been terminated for a period of ninety days or longer, or to the solicitation of any employee whose earnings while employed by the Company did not exceed fifty thousand dollars ($50,000) per year or to any solicitation through a publication of mass circulation not directed at any Company employee.

20.	The Employee and the Company each agrees to refrain from publicly making any derogatory or defamatory remarks, written or oral, that may disparage the other (and in the case of the Employee any of the Company’s officers, directors, or employees), or that have the intended or foreseeable effect of harming the other’s personal or business reputation (and in the case of the Employee, of any of the Company’s officer, directors or employees.

21.	The Employee agrees and acknowledges that for a period of 12 months from the Departure Date, the Employee shall not directly or indirectly, whether or not for compensation, participate in the ownership, management, operation or control of, or render services of any kind to (collectively, “Control”), any company or person other than the Company, primarily engaged in the construction, development, ownership, leasing or management of wireless communications towers, broadcast towers, rooftop sites and distributed antenna systems (collectively, the “Business”) or entering joint ventures or partnerships or other transactions with respect to the Business; provided, that such restriction shall not prohibit the Employee from engaging in (i) the Control of a company that has a subsidiary or affiliate engaged in the Business, so long as such Control does not primarily relate to the Business and (ii) the ownership of three percent (3%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended be prohibited by this paragraph 21. The restriction contained in this paragraph 21 shall apply to such activities in the United States, Mexico, Brazil and India. In the event that this paragraph 21 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time, over too large a geographic area, or over too great a range of activities, it shall be interpreted to extend over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

22.	With respect to the restrictive covenants set forth in paragraphs 18, 19, 20 and 21, the Parties acknowledge and agree that: (i) (A) each of the restrictive covenants shall be construed as a separate covenant with respect to each geographic area and each activity to which it applies, (B) if, in any judicial proceeding, a court shall deem any of the restrictive covenants invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and (C) if any restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction and (ii) it is impossible to measure in money the damages that will accrue to the Company in the event that the Employee breaches any of the restrictive covenants provided in paragraphs 18, 19, 20 and 21. In the event that the Employee breaches any of the restrictive covenants in paragraphs 18, 19, 20 and 21, the Company shall be entitled to seek to obtain an injunction, restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining such Employee from violating such restrictive covenant. If the Company shall institute any action or proceeding to enforce the restrictive covenant, the Employee hereby waives the claim or defense that the Company does not have an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The remedies provided for in this paragraph 22 are cumulative and in addition to any other rights and remedies the Company may have under law or in equity. The restrictive covenants provided in paragraphs 18, 19, 20 and 21 shall be in addition to any restrictions imposed on the Employee by statute or at common law.

23.	In addition to all other remedies available to the Company under this Agreement or otherwise, in the event that the Employee materially breaches any of the restrictive covenants provided in paragraphs 18, 19, 20 and 21, the Company shall be entitled to immediately halt all Severance Payments to the Employee hereunder, and thereafter the Employee shall not be entitled to any further Severance Payments.

24.	From the date the Employee receives this Agreement, the Employee shall have seven (7) to consider it. Should the Employee decide to sign the Agreement, the Employee has seven (7) days following the signing to revoke the Agreement by delivering written notice to the Senior Vice President, Human Resources of American Tower Corporation. The Agreement will not become effective or enforceable until seven (7) days after the Employee signs it. Should the Employee either decide not to sign this Agreement or should the Employee sign this Agreement and elect to revoke it during the seven (7) day period, then this Agreement shall be null and void and Employee shall not receive the Severance Payment or the other benefits to be provided to the Employee after the Departure Date as contemplated by this Agreement.

25.	It is the Company’s desire and intent to make certain the Employee fully understands the provisions and effects of this Agreement. By executing this Agreement, the Employee is acknowledging that the Employee has been afforded sufficient time to understand the provisions and effects of this Agreement. The Employee and Company shall each be responsible for their own attorney’s fees in connection with this Agreement.

26.	Any notice given by either party shall be in writing and shall be deemed to be given five (5) business days after deposit with the United States Postal Service, postage prepaid, certified return receipt requested or upon actual delivery to (i) the Employee at the last known address provided in writing to the Company by Employee, and (ii) the Company at the following addresses:

To:      Senior Vice President, Human Resources

            American Tower Corporation

            116 Huntington Avenue, Boston, Massachusetts 02116

            Fax Number 617-375-7575

and:

            General Counsel, American Tower Corporation

            116 Huntington Avenue, Boston, Massachusetts 02116

            Fax Number 617-375-7575

27.	The failure of the Company to insist on strict conformance to the provisions of this Agreement shall not constitute a waiver of any of the provisions hereof. Except as expressly stated in this Agreement, any remedies referred to herein shall be non-exclusive and in addition to any other remedies at law or in equity. Any waiver must be in writing, designated as such and signed by the Company and shall be applicable only to the extent set forth herein.

28.	The parties agree that neither this Agreement nor the furnishing of the consideration for the release shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

29.	Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions, shall not be affected thereby and said illegal or invalid, part, term or provision shall be deemed not to be a part of this Agreement.

30.	This Agreement shall be binding upon the Parties, their heirs, successors and assigns, and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the Parties hereto.

31.	This Agreement contains and constitutes the entire understanding and Agreement between the Parties hereto and cancels all previous oral and written negotiations, agreements, commitments, understandings and writings in connection herewith, with the exception of any agreements that provide additional rights to the Company pertaining to non-competition, non-solicitation of customers and/or employees, and/or non-disclosure of confidential and/or proprietary information.

32.	This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

33.	This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts.

Witness to the execution hereof, effective as of the date first written above:

/s/    Nathaniel Sisitsky

Witness

/s/    Steven Moskowitz

Steven Moskowitz (“Employee”)

Date:  February 25, 2009

American Tower Corporation

/s/    Michael Powell

Witness

/s/    Edmund DiSanto

By: Edmund DiSanto

Its: Executive Vice President

Date:  February 25, 2009

Schedule A

Equity Award Type	Shares Subject to Grant	Grant Price / Exercise Price	Grant Date	Original Vesting Schedule	Vested as of April 3, 2009	Subject to Vesting Continuation*	Revised Expiration Date**

Stock option	60,000	$53.62	November 11, 1999	20% yr., initial vest on 11/11/00	60,000	—	November 11, 2009

Stock option	100,000	$30.63	September 21, 2000	25% yr., initial vest on 9/21/01	100,000	—	September 21, 2010

Stock option	10,000	$15.40	April 9, 2001	25% yr., initial vest 4/9/02	10,000	—	April 9, 2011

Stock option	157,000	$12.11	March 4, 2004	100% vest on 3/4/05	157,000	—	April 3, 2012

Stock option	28,000	$12.11	March 4, 2004	50% yr., initial vest on 3/4/05	28,000	—	April 3, 2012

Stock option	350,000	$18.15	April 1, 2005	25% yr., initial vest 4/1/06	350,000		April 3, 2012

Stock option	100,000	$22.20	August 8, 2005	50% yr., initial vest 8/8/06	100,000	—	April 3, 2012

Stock option	400,000	$31.50	March 1, 2006	25% year, initial vest 3/1/07	300,000	100,000	April 3, 2012

Stock option	200,000	$37.52	March 15, 2007	25% yr., initial vest 3/15/08	100,000	100,000	April 3, 2012

Stock option	112,500	$37.70	March 17, 2008	25% yr., initial vest 3/17/09	28,125	84,375	April 3, 2012

Restricted stock unit	32,140	$37.70	March 17, 2008	25% yr., initial vest 3/17/09	8,035	—	April 3, 2009

*	Reflects portion of stock option subject to continued vesting during the period ended April 3, 2012.
**	Reflects the earlier of the expiration date of the option grant and April 3, 2012.